Exhibit 10.6

EXHIBIT A

CONSULTING AGREEMENT

The following confirms the agreement (the “Consulting Agreement”) between DaVita Healthcare Partners Inc. and/or any of its parents, subsidiaries, successors and assigns (collectively “DaVita” or the “Company”) and Dennis L. Kogod (“Kogod”) with respect to the provision of consulting services to DaVita.

1.Term of Consulting Agreement.  This Consulting Agreement is effective as of December 1, 2016 and will continue for three (3) years, until November 30, 2019 unless terminated earlier pursuant to paragraph 10 of this Consulting Agreement.

2.Services, Obligations and Cooperation.  Kogod and DaVita agree to the following with respect to the services, obligation and coordination under the Consulting Agreement:  (a)  In Year One of this Consulting Agreement, Kogod shall provide no more than 100 hours per month of consulting services to DaVita under this Consulting Agreement as Advisor to DaVita’s Chief Executive Officer, or his/her designee.  In Years Two and Three of this Consulting Agreement, the cap on consulting services shall be reduced to 90 hours per month.  Kogod shall include in the monthly time record all time he spends attending to administrative functions, which will count towards his consulting services.  If Kogod does not work 100 hours (or, as applicable, 90 hours) in any given month, the difference between hours worked and 100 hours (or, as applicable, 90 hours) shall not carry over to the following month, unless Kogod and DaVita agree otherwise.  Kogod shall maintain a record of the hours he works each month and shall send the log to DaVita’s Chief Executive Officer no later than five (5) business days after the end of each month.  The parties agree that the spirit and intent of this Consulting Agreement is for Kogod to provide 100 hours (or, as applicable, 90 hours) of substantive consulting services to DaVita, but recognize that this will require substantial travel in addition to the substantive consulting services.  As such, DaVita agrees to pay Kogod $350 per hour for his travel time, which will be limited to 40 hours per month.  However, if travel exceeds 40 hours per month, then each travel hour in excess of 40 shall be treated as consulting services, thereby counting towards the 100 (or 90) hour monthly consulting services maximum.  For purposes of recording Kogod’s travel hours, travel time shall be measured from the scheduled airline departure time to landing, including any lay-overs and travel delays.   Travel time is not be considered part of the 100 hours (or, as applicable, 90 hours) required under this section unless the travel time exceeds 40 hours per month, as discussed above.

(b)  Kogod shall give DaVita five (5) business days’ notice of any days on which he cannot perform work, including travel or phone calls, provided that Kogod has not previously agreed to a commitment to DaVita pursuant to Section 2(d)-(e).

(c)  In this role, Kogod shall report to DaVita’s Chief Executive Officer or his/her designee and attend meetings called by him/her and/or DaVita’s senior management, with reasonable notice as set forth below.  Kogod understands and agrees that in performing services under this Consulting Agreement he may be required to travel internationally, with reasonable notice as set forth below.  DaVita will pay for Kogod to travel on a commercial airline, first class, and to stay in executive level accommodations consistent with similarly situated DaVita executives.  Kogod shall seek reimbursement for other reasonable expenses he incurs in connection with performing these consulting services. None of the travel costs will be imputed to Kogod as income.  Kogod will not be permitted to use the fractionally-owned or chartered corporate aircraft.  Kogod shall also provide Quarterly Financial Disclosure Certifications to the Company in the form of Exhibit 1 attached hereto.

(d)  DaVita shall give Kogod no fewer than six (6) business days’ notice for any domestic travel that DaVita requires of Kogod and ten (10) business days’ notice for any international travel that DaVita requires of Kogod.

(e)  DaVita shall give Kogod no fewer than five (5) business days’ notice of any conference call or in person meeting in which his participation is required. DaVita shall give Kogod no fewer than five (5) business days’ notice of any one on one or other similar regular calls with international management team members.

(f)  DaVita and Kogod agree and understand that the notice provisions in Sections 2(b), (d) and (e) may not always be possible in the event of an emergency or urgent business situation.  If a legitimately urgent or emergent situation arises, both parties agree to act reasonably to accommodate the request by the other party that would be less than the required time of the notice provisions in Sections 2(b), (d) and (e).

(g)  DaVita shall not require Kogod to attend any meeting of the Board of Directors.

(h)  Kogod shall utilize his expertise, experience and professional judgment in performing such consulting services.

(i)  Kogod acknowledges his duty of loyalty to DaVita including, but not limited to, a duty not to improperly profit from or improperly seek to profit from knowledge he has acquired while in a position of trust at DaVita, to the detriment of DaVita.

(j)  Kogod shall fully cooperate with DaVita in the investigation, prosecution and/or defense of any claims or concerns regarding the business of DaVita about which he has relevant knowledge, including by providing truthful information and testimony as reasonably requested by DaVita.

3.Compensation.  For the duration of this Consulting Agreement, and in consideration for this Consulting Agreement, DaVita shall pay Kogod One Million Two Hundred Thousand Dollars ($1,200,000) per year, to be reported on an IRS Form 1099 and paid out monthly.  In addition, and subject to executing a Second Agreement attached hereto as Exhibit 2, no later than January 15, 2017, DaVita shall pay Kogod a lump sum of One Million Eight Hundred Thousand Dollars ($1,800,000), to be reported on an IRS Form 1099.  The payment of this lump sum shall be conditioned solely on Kogod executing the Second Agreement and once paid, shall not be subject to later recapture or repayment, even if Kogod should later breach this Consulting Agreement or the Third Agreement (see paragraph 4 below).

4.Additional Consideration.  Upon expiration or termination of this Consulting Agreement, Kogod shall sign a Third Agreement attached hereto as Exhibit 3.  As good and valuable consideration for Kogod’s execution of the Third Agreement, as well as the post-consulting noncompetition and nonsolicitation provisions set out in paragraphs 7 and 8 herein, DaVita shall pay Kogod a lump sum of One Hundred Thousand Dollars ($100,000), to be reported on an IRS Form 1099.

5.Independent Contractor Status.  It is the express intention of the parties to this Consulting Agreement that Kogod is an independent contractor, and is not an employee, agent, joint venturer or partner of DaVita.  Nothing in this Consulting Agreement shall be interpreted or construed as creating or establishing an employment relationship between DaVita and Kogod.  Both parties understand and agree that Kogod may perform services for others during the term of this Consulting Agreement.

6.Taxes.  Kogod and DaVita agree that all tax obligations, if any, which may arise from the payments set forth above shall be the sole obligation of Kogod, and that Kogod defends and indemnifies DaVita against any and all costs, penalties, taxes or other payments made or required as a result of the allocation of those payments, if any, or the reporting of those payments.  Kogod agrees to notify DaVita promptly of any claims made for costs, penalties or taxes related to those payments.  Kogod acknowledges that DaVita makes no representations as to the tax consequences or characterization of the nature of the payment made pursuant to this Consulting Agreement.  Kogod is solely responsible for all taxes, withholdings and other similar statutory obligations; and Kogod agrees to defend, indemnify and hold DaVita harmless from any and all claims made by any entity on account of an alleged failure by Kogod to satisfy any such tax or withholding obligations.

7.Noncompete.  Kogod agrees that, during the term of this Consulting Agreement and for a period of eight (8) months following the expiration this Consulting Agreement, he will not perform or engage in any activities that would be competitive with DaVita, including providing any services for (whether as an owner, partner, investor, director, officer, representative, manager, employee, principal, agent, advisor, or consultant) any business which provides dialysis services in the United States, Australia, Brazil, China (PRC), Colombia, Germany, India, Indonesia, Malaysia, the Netherlands, the Philippines, Poland, Portugal, Saudi Arabia, Singapore, Spain, Taiwan, the United Arab Emirates, and United Kingdom.  Kogod agrees that this provision is only as wide in scope, geographic reach and duration as necessary to safeguard DaVita’s business, including its trade secret information.  Additionally, Kogod agrees that this provision does not impose undue hardship on him.  If any court of competent jurisdiction shall determine that any portion of this provision is invalid in any respect, the parties agree that such court may limit this provision in geographic scope, in duration, or in any other manner which the court determines such that the provision shall be enforceable against Kogod.

8.Non-Solicitation of Employees.  Kogod understands and acknowledges that DaVita has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to DaVita.  Kogod agrees that he will not directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee employed by DaVita during the term of this Consulting Agreement and for a period of one (1) year following the expiration of this Consulting Agreement.

9.Confidential Information.  Kogod understands and acknowledges that DaVita has and will continue to spend significant time, effort and money to develop proprietary information which is vital to DaVita’s business.  In connection with performing services under this Consulting Agreement, Kogod will have access to DaVita’s confidential, proprietary and trade secret information including but not limited to information and strategy relating to the Company’s products and services including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries; product development plans; business, acquisition and financial plans and forecasts and marketing and sales plans and forecasts (collectively called “Company Confidential Information”).  Kogod will not, throughout the duration of this Consulting Agreement and after, directly or indirectly disclose to any other person or entity, or use for his own benefit or for the benefit of others besides the Company, any Company Confidential Information.  Upon termination of this Consulting Agreement, Kogod agrees to promptly return all Company Confidential Information.

10.Termination of Consulting Agreement.  DaVita shall have the right to terminate this Consulting Agreement for any reason, including for convenience.  In the event of termination of this Consulting Agreement by DaVita for any reason except Cause, as defined below, the full unpaid balance of payment described in paragraph 3 above shall be paid to Kogod at the time of termination.  Kogod agrees, however, that the noncompetition and nonsolicitation provisions set out in paragraphs 7 and 8 herein shall continue in force and effect for the anticipated duration of these provisions – i.e., three (3) years and eight months from the effective date of this Consulting Agreement.

For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events, as determined in the good faith reasonable judgment of the Board: (i) any violation by Kogod of any securities law or regulation; (ii) Kogod’s conviction for, indictment for, or plea of nolo contendere to fraud, theft, embezzlement, or any crime involving moral turpitude that is injurious to DaVita; (iii) Kogod’s failure to adequately perform the consulting services under this Agreement as determined by the Board, which failure continues for a period of more than 15 business days after the Board has given written notice thereof to Kogod, which written notice shall set forth in reasonable detail the manner in which Kogod’s performance of the consulting services is not adequate; (iv) Kogod’s breach, non-performance or non-observance of any of the material terms of this Agreement; provided, that, if such breach, non-performance or non-observance of any such material term is capable of cure, it continues without cure beyond a period of 15 business days immediately after written notice thereof by the Board to Kogod, which written notice shall set forth in reasonable detail the facts or circumstances constituting or giving rise to such breach, non-performance or non-observance; (v) any gross negligence or willful misconduct by Kogod in the performance of his consulting services; (vi) egregious conduct by Kogod that brings the Company or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) any act of unlawful discrimination, including sexual harassment, by Kogod; or (viii) exclusion or notice of exclusion of Kogod from participating in any federal health care program.

If the Company determines that it has Cause to terminate this agreement, Kogod shall have the right to request a hearing, with an arbitrator agreed upon by the parties, to determine whether Cause exists.  There shall be no discovery prior to the hearing.  The parties shall share the cost of the arbitrator and shall bear their own attorneys’ fees and costs. The decision of the arbitrator following the hearing shall be final.

11.Entire Agreement.  The parties agree that, except as otherwise stated herein, this Consulting Agreement supersedes any prior arrangements, agreements or contracts, whether written, oral or implied (in law or fact), between them on the subject matter contained herein and contains the entire understanding and agreement between the parties and cannot be amended, modified or supplemented in any respect, except by a subsequent written agreement executed by both parties.

12.Choice of Law.  This Consulting Agreement shall be governed by the laws of the State of Colorado, without regard to conflict of law principles.

13.Enforcement of Consulting Agreement by Arbitration.  Any dispute over the terms of or obligations under this Consulting Agreement shall be resolved by final and binding arbitration before JAMS in Denver, Colorado.  The arbitrator shall be obligated to follow substantive Colorado law.  Kogod and DaVita agree to waive any and all rights to a jury trial or a bench trial in connection with the resolution of any dispute under this Consulting Agreement, except as described herein.  The prevailing party shall be entitled to reasonable attorneys’ fees and/or costs incurred to enforce this Consulting Agreement.  Expressly excluded from the provisions of this paragraph are actions by either party for temporary restraining orders or preliminary injunctions in cases where such temporary equitable relief would otherwise be authorized by law.

14.Severability.  If any provision of this Consulting Agreement or the application thereof is held invalid, such invalidation shall not affect other provisions or applications of this Consulting Agreement and to this end, the provisions of this Consulting Agreement are declared to be severable.  Each party agrees, at the other party’s option, to execute a release, waiver, and/or covenant that is legal and enforceable to effectuate the terms of this Consulting Agreement.

WHEREFORE, the parties execute this Consulting Agreement effective the date set forth below.

DaVita Healthcare Partners, Inc.
/s/ Ken J. Thiry	/s/ Dennis L. Kogod
Kent J. Thiry	Dennis L. Kogod
Chief Executive Officer
Date: October 17, 2016	Date: October 17, 2016

EXHIBIT 2

SECOND AGREEMENT

1.I, Dennis L. Kogod, for myself and my heirs, executors, administrators, attorneys, successors, and assigns, in consideration for the payments provided pursuant to the Separation and Release Agreement with DaVita Healthcare Partners Inc. (“DaVita” or the “Company”) (dated _October 17, ___________, 2016) (the “Original Agreement”), which I expressly agree are more than I would otherwise be entitled, hereby release DaVita and its parents, subsidiaries, divisions, affiliates, related entities, its and their joint ventures and joint venturers, insurers, insurance policies and benefit plans, each of the past and present shareholders, officers, directors, agents, employees (including, but not limited to, Kent Thiry), representatives, administrators, fiduciaries and attorneys of the foregoing entities and plans, and the predecessors, successors, transferees and assigns of each of the persons and entities described in this sentence, from any and all claims of any kind, known or unknown, that arose on or before the time I signed this Second Agreement.

2.The claims I am releasing include, without limitation, any and all claims arising out of or related to my employment with DaVita and my consulting for DaVita.  The claims I am releasing include, without limitation, claims of wrongful termination, claims of constructive discharge, claims arising out of agreements, representations or policies related to his employment, claims arising under federal, state or local laws or ordinances prohibiting discrimination, or harassment, or whistleblowing or requiring accommodation on the basis of age, race, color, national origin, religion, sex, disability, marital status, sexual orientation or any other protected status, claims of failure to accommodate a disability or religious practice, claims for violation of public policy, claims of retaliation, claims under the federal false claims act and/or any state false claims act relating in any manner to information I learned while employed by DaVita, claims of failure to assist in applying for future position openings, claims of failure to hire for future position openings, claims for wages or compensation of any kind (including overtime claims), claims of willful withholding of wages, claims of tortious interference with contract or expectancy, claims of fraud or negligent misrepresentation, claims of breach of privacy, defamation claims, claims of intentional or negligent infliction of emotional distress, claims of unfair labor practices, claims arising out of any claimed right to stock or stock options, claims for attorneys’ fees or costs, claims that he may have or assert based on alleged acts or omissions by DaVita, and any other claims that are based on any alleged legal obligations of DaVita.

3.I understand and agree that this Second Agreement is a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released.  As to such released matters, I expressly waive any and all rights or benefits which I may now have, or in the future may have, under the terms of California Civil Code Section 1542 and any similar law of any state or territory in the United States.  Said section provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

4.I fully understand that, if any fact with respect to any matter covered in this Second Agreement is found hereinafter to be other than or different from the facts now believed by me to be true, I expressly accept and assume that this Second Agreement shall be and remain effective, notwithstanding such difference in facts.

5.I specifically waive any rights or claims that I may have under the California Labor Code, the California Fair Employment and Housing Act, the California Family Rights Act, the Nevada Revised Statutes, the Nevada Fair Employment Practices Act, the Colorado Civil Rights Act, the Colorado Revised Statutes, the Civil Rights Act of 1964 (including Title VII of that Act), the Americans with Disabilities Act of 1990 (ADA), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act of 2010, and all similar federal, state and local laws.

6.The foregoing notwithstanding, this Second Agreement does not waive my vested rights, if any, to receive pension or medical benefits pursuant to any formally-adopted written benefit plan, unemployment compensation benefits or workers’ compensation benefits.  Nor does it waive my rights that I cannot waive, including claims for indemnification.

7.I represent and warrant that as of the date of his signing this Second Agreement, I have not initiated any complaint, charge, administrative proceeding, lawsuit or arbitration seeking damages or equitable relief for any of the claims I released in the Original Agreement, including, without limitation, any administrative or civil actions with respect to my employment and/or any alleged or perceived violation by DaVita or the Released Parties with respect to me.

8.I acknowledge that I have fulfilled my obligation to inform DaVita completely, forthrightly and fully of all allegations, perceived allegations, facts, and incidents or other information of which I may be aware about alleged or perceived violations by DaVita of any federal, state or local law or regulation, or DaVita’s Corporate Integrity Agreement, Code of Conduct, Business Conduct Standards, or any other conduct prescribed by legal or regulatory authority or by DaVita.

9.I have returned all of DaVita’s proprietary and confidential information, emails, documents, and property, including but not limited to cellular phones, credit cards, calling cards, keys, computers, employment badges and any company-provided hardware and software (“Company Property”) to DaVita.  I have not made any images and/or copies of Company Property, nor have I disclosed, provided, and/or shared any Company Property with any third party.

10.I acknowledge receipt of this Second Agreement as notice in writing from DaVita advising me to consult with an attorney prior to executing this Second Agreement and further acknowledge that I have been provided the right to consider this Second Agreement.

11.I understand that I will not be entitled to receive the One Million Eight Hundred Thousand Dollars ($1,800,000) lump-sum payment provided for in paragraph 3 of the Consulting Agreement until after this Second Agreement has been executed and returned.

12.This Second Agreement shall be governed by the laws of the State of Colorado.

DaVita Healthcare Partners, Inc.
/s/ Kent J. Thiry	/s/ Dennis L. Kogod
Kent J. Thiry	Dennis L. Kogod
Chief Executive Officer
Date: January 13, 2017	Date: January 13, 2017

EXHIBIT 3

THIRD AGREEMENT

1.I, Dennis L. Kogod, for myself and my heirs, executors, administrators, attorneys, successors, and assigns, in consideration for the payments provided pursuant to the Separation and Release Agreement with DaVita Healthcare Partners Inc. (“DaVita” or the “Company”) (dated August 18, 2016) (the “Original Agreement”), which I expressly agree are more than I would otherwise be entitled, hereby release DaVita and its parents, subsidiaries, divisions, affiliates, related entities, its and their joint ventures and joint venturers, insurers, insurance policies and benefit plans, each of the past and present shareholders, officers, directors, agents, employees (including, but not limited to, Kent Thiry), representatives, administrators, fiduciaries and attorneys of the foregoing entities and plans, and the predecessors, successors, transferees and assigns of each of the persons and entities described in this sentence, from any and all claims of any kind, known or unknown, that arose on or before the time I signed this Third Agreement.

2.The claims I am releasing include, without limitation, any and all claims arising out of or related to my employment with DaVita and my consulting for DaVita.  The claims I am releasing include, without limitation, claims of wrongful termination, claims of constructive discharge, claims arising out of agreements, representations or policies related to his employment, claims arising under federal, state or local laws or ordinances prohibiting discrimination, or harassment, or whistleblowing or requiring accommodation on the basis of age, race, color, national origin, religion, sex, disability, marital status, sexual orientation or any other protected status, claims of failure to accommodate a disability or religious practice, claims for violation of public policy, claims of retaliation, claims under the federal false claims act and/or any state false claims act relating in any manner to information I learned while employed by DaVita, claims of failure to assist in applying for future position openings, claims of failure to hire for future position openings, claims for wages or compensation of any kind (including overtime claims), claims of willful withholding of wages, claims of tortious interference with contract or expectancy, claims of fraud or negligent misrepresentation, claims of breach of privacy, defamation claims, claims of intentional or negligent infliction of emotional distress, claims of unfair labor practices, claims arising out of any claimed right to stock or stock options, claims for attorneys’ fees or costs, claims that he may have or assert based on alleged acts or omissions by DaVita, and any other claims that are based on any alleged legal obligations of DaVita.

3.I understand and agree that this Third Agreement is a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released.  As to such released matters, I expressly waive any and all rights or benefits which I may now have, or in the future may have, under the terms of California Civil Code Section 1542 and any similar law of any state or territory in the United States.  Said section provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

4.I fully understand that if any fact with respect to any matter covered in this Third Agreement is found hereinafter to be other than or different from the facts now believed by me to be true, I expressly accept and assume that this Third Agreement shall be and remain effective, notwithstanding such difference in facts.

5.I specifically waive any rights or claims that I may have under the California Labor Code, the California Fair Employment and Housing Act, the California Family Rights Act, the Nevada Revised Statutes, the Nevada Fair Employment Practices Act, the Colorado Civil Rights Act, the Colorado Revised Statutes, the Civil Rights Act of 1964 (including Title VII of that Act), the Americans with Disabilities Act of 1990 (ADA), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act of 2010, and all similar federal, state and local laws.

6.The foregoing notwithstanding, this Third Agreement does not waive my vested rights, if any, to receive pension or medical benefits pursuant to any formally-adopted written benefit plan, unemployment compensation benefits or workers’ compensation benefits.  Nor does it waive my rights that I cannot waive, including claims for indemnification.

7.I represent and warrant that as of the date of his signing this Third Agreement, I have not initiated any complaint, charge, administrative proceeding, lawsuit or arbitration seeking damages or equitable relief for any of the claims I released in the Original Agreement, including, without limitation, any administrative or civil actions with respect to my employment and/or any alleged or perceived violation by DaVita or the Released Parties with respect to me.

8.I acknowledge that I have fulfilled my obligation to inform DaVita completely, forthrightly and fully of all allegations, perceived allegations, facts, and incidents or other information of which I may be aware about alleged or perceived violations by DaVita of any federal, state or local law or regulation, or DaVita’s Corporate Integrity Agreement, Code of Conduct, Business Conduct Standards, or any other conduct prescribed by legal or regulatory authority or by DaVita.

9.I have returned all of DaVita’s proprietary and confidential information, emails, documents, and property, including but not limited to cellular phones, credit cards, calling cards, keys, computers, employment badges and any company-provided hardware and software (“Company Property”) to DaVita.  I have not made any images and/or copies of Company Property, nor have I disclosed, provided, and/or shared any Company Property with any third party.

10.I acknowledge receipt of this Third Agreement as notice in writing from DaVita advising me to consult with an attorney prior to executing this Third Agreement and further acknowledge that I have been provided the right to consider this Third Agreement.

11.I understand that I will not be entitled to receive any payments or benefits under paragraph 4 of the Consulting Agreement until after this Third Agreement has been executed and returned.

12.This Third Agreement shall be governed by the laws of the State of Colorado.

DaVita Healthcare Partners, Inc.

Kent J. Thiry	Dennis L. Kogod
Chief Executive Officer
Date:	Date: